                                                                    EXHIBIT 10.6

                                   MEMORANDUM

TO   :  MARK SHIPMAN

FROM :  STEPHEN WOOD

RE   :  CONFIRMING YOUR NEW POSITION

DATE :  MAY 24, 1996

This is to confirm certain matters relative to your appointment as President of our Coco's/Carrows division.

1.   You will be a Senior Vice President of Flagstar Corporation.

2. Your base salary will be $250,000, effective May 23, 1996. Flagstar has paid you in full through May. You will start on the Coco's/Carrows payroll on June 1, and will receive a retroactive payment for the difference in your new and old salaries for the May 23-31, period.

3.   Your 1996 target bonus will remain at 65%.

4. You will be awarded the option to purchase an additional 50,000 shares of Flagstar common stock at the greater of the stock's closing price on the FRI transaction closing date, or $6.00. These additional options will have a 10 year term and vest 20% per year over 5 years. This will bring your total number of options to 75,000.

5. You will receive a $50,000 lump-sum relocation assistance bonus. It will be grossed up at 36% for federal taxes, and an additional amount for California state income and Medicare taxes. This will be paid to you by Coco's/Carrows.

6. You will receive our regular Plan 1 (the top plan) relocation benefits, including the cost-of-living adjustment allowances. If the homefinding/temporary living allowance (which is grossed-up) proves insufficient to meet your reasonable needs, you may request an additional allowance.

7. Should Flagstar terminate your employment for a reason other than fraud, dishonesty or other illegal acts, you will receive twenty-four (24) months of severance benefits at your then existing base pay upon the signing of a mutually acceptable release of claims. This protection will have no end date and will replace your current "CORE" agreement.

8. You will become covered under the Coco's/Carrows benefits programs effective June 1, 1996. Judy Painter will work with you to ensure there are no lapses of coverage, and to get you enrolled in coverages that best approximate your current coverage.

A copy of this memo will be placed in your Human Resources file.